      Exhibit 99.1
Press Release

PARKERVISION REPORTS FIRST QUARTER 2008 RESULTS

JACKSONVILLE, FLORIDA, May 7, 2008 - ParkerVision, Inc. (Nasdaq NMS: PRKR), a developer and marketer of semiconductor technology solutions for wireless applications, announced a net loss from continuing operations for the first quarter was $4.9 million, or $.19 per share compared to a net loss of $4.5 million or $.19 per share during the first quarter of 2007. The company currently has two licensees for its RF technology and is working with those customers to complete their initial product designs. To date, the company has not recognized any royalty revenue from these licensees.

Chairman and Chief Executive Officer, Jeffrey Parker commented, “We are extremely pleased with the progress made with the first two licensees of our technology. ITT has identified the initial product program for our technology and we anticipate that they will incorporate d2p as a platform technology for use across multiple programs in the future. In addition, we recently completed a significant milestone with our first commercial customer - the placement of a 3G mobile call using our d2p development platform which was interfaced to our customer’s chipset in a test setup environment. We exceeded our customer’s expectations for the speed of the test setup interface and the measured results achieved.”

Mr. Parker continued, “We believe the progress with both existing and prospective customers continues to prove that the core benefits of our technology - multi mode functionality, integration capability and unsurpassed efficiencies - are in lock step with the needs and trends in the industry and we are as confident as ever that our RF technologies will achieve widespread adoption in the mobile handset industry”

The Company’s cash position at March 31, 2008 was $18.8 million, an increase of $5.4 million from year end 2007. This increase is due to proceeds from a private placement of equity securities in March 2008 and proceeds from the exercise of warrants and employee stock options, offset somewhat by cash used for operating and investing activities during the first quarter of 2008.

The company will host a live broadcast of its first quarter 2008 financial results via conference call on May 7, 2008 at 4:30 PM Eastern time. The conference call will be accessible by telephone at 877-545-1402 (no passcode required) and participants are advised to dial-in at least five minutes before the scheduled start time. The replay of the conference call will be available for seven days by telephone at 888-203-1112 or (719) 457-0820 using passcode 8101694 and accessible by webcast via the Internet at www.parkervision.com for a period of 90 days.

About ParkerVision
ParkerVision is focused on the commercialization of its patented RF communication technologies that enable significant advancements in wireless products and services.

These technologies are described collectively as Energy Signal Processing (ESP™). ESP optimally processes RF waveform energy, eliminating costly and inefficient circuit processes inherent in traditional RF designs.

ParkerVision’s solutions will initially address key needs for extended battery life, reduced cost and higher performance in mobile handsets as the cellular industry migrates to next generation networks. The company’s extended business strategy targets additional market opportunities in communications and networking where it can leverage its ESP technologies for products and services in an increasingly wireless world. (PRKR-I)

Safe Harbor Statement
This press release contains forward-looking information. Readers are cautioned not to place undue reliance on any such forward-looking statements, each of which speaks only as of the date made. Such statements are subject to certain risks and uncertainties which are disclosed in the Company’s SEC reports, including the Form 10K for the year ended December 31, 2007 and the Form 10Q for the quarter ended March 31, 2008. These risks and uncertainties could cause actual results to differ materially from those currently anticipated or projected.

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Summary of Results of Operations (unaudited)

(in thousands, except per share amounts)	Three Months Ended March 31,
	2008	2007
Revenue, net	$-	$-
Cost of goods sold	-	-
Gross margin	-	-

Research and development	2,953	2,732
Marketing and selling	650	667
General and administrative	1,440	1,274
Total operating expense	5,043	4,673

Interest and other	141	205

Net loss	$(4,902)	$(4,468)

Basic and diluted loss per common share	$(0.19)	$(0.19)

Balance Sheet Highlights

	March 31, 2008	December 31, 2007
Cash and cash equivalents	$18,795	$13,401
Other current assets	910	1,029
Property and equipment, net	1,741	1,828
Other assets, net	10,254	10,319
Total assets	31,700	$26,577

Current liabilities	$1,677	$1,818
Deferred rent	319	344
Shareholders’ equity	29,704	24,415
Total liabilities and shareholders’ equity	$31,700	$26,577

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